Exhibit 99.1

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PPL Completes Successful Exit from Latin America
with Sale of Chilean Company

ALLENTOWN, Pa. (Nov. 6, 2007) -- PPL Corporation (NYSE: PPL) has successfully completed the divestiture of its Latin American operations with the sale of its controlling interest in its Chilean electricity delivery business to Compañía General de Electricidad S.A. (CGE) for $660 million.
In March, PPL announced its intention to sell all of its regulated electricity delivery businesses in Latin America. By mid-July, PPL had completed the sale of its businesses in Bolivia and El Salvador. With Tuesday’s final sale closing, CGE has acquired PPL’s 95.4 percent interest in Empresas Emel S.A. (Emel), which is headquartered in Santiago and has 575,000 customers in central and northern Chile.
As previously announced, PPL expects to record a special after-tax earnings gain from the sale of the Chilean company in the range of $205 million to $225 million, or $0.53 to $0.58 per share, in the fourth quarter of 2007.
Overall, PPL has received $851 million in proceeds from its Latin American divestitures.  The company expects the sale of its combined Latin American portfolio to result in a net, special after-tax earnings gain in 2007 of $251 million to $271 million, or $0.66 to $0.71 per share, inclusive of special after-tax charges recorded in the first quarter related to the sale of the businesses.
“There was strong interest in PPL’s Latin American operations, particularly in Chile, which resulted in a successful process that was completed more quickly than we had anticipated,” said Rick L. Klingensmith, president of PPL Global, the company’s international subsidiary. “The marketplace recognized the economic value PPL created through both our significant customer service improvements and the enhanced operational efficiencies in our Latin American businesses.”
PPL is continuing to sharpen its focus on core businesses by selling non-strategic assets. In late July, PPL announced that it is pursuing the sale of its natural gas and propane delivery businesses, with completion of the sale expected during the second half of 2008. Earlier this year, PPL also completed the sale of its U.S. telecommunication operations.
PPL Global companies continue to provide electricity delivery services to 2.5 million customers in the United Kingdom. PPL has said it has no plans to sell the U.K. businesses, which accounted for about 25 percent of PPL’s annual earnings in 2006.
In its March announcement of the Latin American sale process, the company had said that options for the use of proceeds included investment in growth opportunities in its core business of generating, marketing and delivering electricity, as well as the repurchase of a portion of the company’s debt and common stock. Proceeds from the Latin American divestiture have helped to fund PPL’s previously announced program to repurchase up to $750 million of its common stock. Through Oct. 31, 2007, PPL has repurchased $712 million of common stock as part of this program.
J.P. Morgan Securities Inc. advised PPL on the Latin American portfolio divestiture process.
CGE is one of the largest electricity companies in Chile and has operations focused in electricity distribution, transmission and generation. The company delivers electricity to more than 1.5 million customers in central and southern Chile and more than 700,000 customers in Argentina. CGE also has operations in the liquefied petroleum gas market in Chile, and in natural gas markets in Chile and Argentina.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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Certain statements contained in this news release, including statements with respect to future earnings impact, growth, corporate strategy and business disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: receipt of necessary governmental and other approvals; capital markets; and disposition proceeds. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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